_________________________________________________________________

THIRD AMENDMENT

TO THE

LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,
CASTLE BRANDS (USA) CORP.

AND

KELTIC FINANCIAL PARTNERS II, LP

DATED AS OF AUGUST 19, 2011

Effective Date: August 7, 2013

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

RECITALS:

CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”) and CASTLE BRANDS (USA) CORP. a corporation organized under the laws of the State of Delaware (“CBUSA”) (individually and collectively, “Borrower”) and KELTIC FINANCIAL PARTNERS II, LP, a Delaware limited partnership (“Lender”), are parties to a Loan and Security Agreement dated as of August 19, 2011, as amended by a First Amendment dated as of July 23, 2012, and by a Second Amendment dated as of March 11, 2013 (as so amended, the “Credit Agreement”), in connection with which Borrower delivered an Amended and Restated Revolving Credit Note dated March 11, 2013 in a maximum principal amount of $8,000,000 (the “Revolving Credit Note”), a Term Note dated March 11, 2013 in the original principal amount of $2,500,000 (the “Term Note”) and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

The proceeds of the Term Note were used to acquire certain bourbon inventory in March, 2013. Borrower contemplates that it will be acquiring additional inventory and is seeking to purchase such inventory under the Term Note. Concurrently herewith Borrower is incurring subordinated indebtedness in a principal amount equal to $1,250,000. The Loan Documents prohibit the Borrower from incurring additional indebtedness in such amount without Lender’s consent.

Borrower has requested that Lender increase the principal amount of the Term Note by a maximum amount equal to $1,500,000, with a resulting maximum original principal amount of the Term Note of $4,000,000 to permit Borrower to acquire certain other inventory, and to permit Borrower to incur and repay the subordinated indebtedness described above. Upon the terms and conditions contained in this Amendment Lender has agreed to amend the Credit Agreement as provided below.

AGREEMENT:

1. Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2. Consent; Waiver. Subject to the terms, conditions, representations and warranties contained herein, Lender hereby consents to the incurrence by Castle Brands Inc. of subordinated indebtedness from the lending parties set forth in a Loan Agreement between Castle Brands Inc. and such parties dated on or about the date hereof in an original principal amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00), and hereby agrees to waive all Defaults and Events of Default under the Loan Agreement specifically caused by Borrower’s incurrence of such indebtedness.

3. Term Loan. A Section 2.1.A of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“2.1.A. Term Loan. Subject to the terms and conditions of this Agreement Lender shall extend to Borrower a term loan in a maximum original principal amount equal to FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00) (the “Term Loan”). The Term Loan shall be subject to the terms and conditions of this Agreement and shall be subject to such additional terms and conditions contained in an Authenticated promissory note in form and content acceptable to Lender delivered by Borrower to Lender evidencing Borrower’s obligation to pay the principal of, and interest on, the Term Loan (the “Term Note”). Prior to the Maturity Date of the Term Loan Borrower may prepay the outstanding principal amount of the Term Loan, in whole or in part. Each prepayment of the principal amount of the Term Loan shall be in a minimum aggregate principal amount of Ten Thousand and 00/100 Dollars ($10,000.00) or in a larger multiple of Five Thousand and 00/100 Dollars ($5,000.00). Each prepayment of principal of the Term Loan shall also be subject to the requirements of Section 3.7.”

4. Term Note. The Term Note shall be amended and restated and shall be in the form of Exhibit A attached hereto.

5. Amendment of Participation Agreement. As a condition precedent to the effectiveness of this Amendment and specifically the increase of the Term Note described herein, the Participation Agreement dated March 11, 2013 between Lender, Frost Gamma Investments Trust, Mark E. Andrews, III, Susan M. Lampen, Michael S. Liebowitz, Marin Bleu Inc. and Chester Franklin Zoeller III shall be amended, in form and content acceptable to Lender in Lender’s sole discretion, to reflect the advance of each “Tranche” of the Term Note (as such term is defined in the Term Note attached as Exhibit A), the participants and participation amounts in each such Tranche, and other terms and conditions applicable to such Tranche, including, but not limited to, terms and conditions relating to the extension, repayment principal and interest, amount of interest, and such other matters applicable thereto as Lender deems reasonable, necessary and/or appropriate in Lender’s sole discretion.

6. Foreign A/R; Collateral. A new sentence is hereby added to the end of Section 4.5 to read as follows:

“Upon terms, conditions, agreements, documents and instruments acceptable to Lender in Lender’s reasonable discretion pursuant to which Borrower shall establish financing for Borrower’s Receivables from Account Debtors domiciled outside of the United States (“Foreign Receivables”), Lender shall release Foreign Receivables so financed from Lender’s security interest in the Collateral granted pursuant to the terms of this Agreement and the other Loan Documents; provided, that, notwithstanding any release of Foreign Receivables pursuant to the foregoing, Lender shall not be deemed to have released any other Collateral, and no such release shall otherwise impair any rights or remedies granted to Lender pursuant to this Agreement, any other Loan Document, or the UCC with respect to the Collateral.”

7. Dividends and Distributions; Payment of Indebtedness. Section 8.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“8.6. Dividends and Distributions; Payment of Indebtedness. Except as specifically permitted below (i) pay any cash dividends or profits to any current or former holder of its Equity Interests, (ii) make any distribution or return of capital in cash or other Property to any current or former holder of its Equity Interests, (iii) make any payment or distribution in cash or other Property to any current or former holder of its Equity Interests in connection with any direct or indirect redemption or purchase of Equity Interests entered into on or prior to the date hereof, (iv) directly or indirectly purchase or redeem any of its Equity Interests, or retire any of its Equity Interests, or take any action which would have an effect equivalent to any of the foregoing, or (v) pay any principal, interest, or other amount in connection with any Indebtedness (other than the Obligations) not permitted pursuant to Section 8.1.

(a) Permitted Payments. Subject to the terms and conditions hereof, CBI shall be permitted to make regularly scheduled payments of principal and interest due and payable required under the terms of the Loan Agreement between Castle Brands Inc. and the lending parties named therein dated on or about the date hereof and the Promissory Notes in an aggregate original principal amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) issued by CBI to the lending parties named therein (collectively, the “Junior Creditor”) and such other agreements, documents and instruments executed and/or delivered to Junior Creditor in connection therewith (all such agreements, documents and instruments, together with any amendments, restatements, extensions or other modifications made from time to time, shall be collectively referred to herein as the “Junior Creditor Loan Documents” as the Junior Creditor Loan Documents are in effect on the date hereof, and voluntary prepayments of principal and interest permitted under the terms of the Junior Creditor Loan Documents as the Junior Creditor Loan Documents are in effect on the date hereof (each, a “Permitted Payment”), but not any mandatory, voluntary, discretionary or optional payment, distribution, or other amount in repayment or prepayment of the Junior Obligations, whether required or permitted pursuant to the terms of the Junior Creditor Loan Documents, due to the acceleration of maturity of the Junior Obligations, in whole or in part, for any reason. Any amendment, modification, restatement, extension or replacement of the Junior Creditor Loan Documents after the date of this Agreement shall be disregarded for purposes of determining Permitted Payments.

(b) Termination of Permitted Payments. Notwithstanding anything of this Section 8.63 to the contrary (specifically including paragraph (a) immediately above), or anything to the contrary in the Junior Creditor Loan Documents, Junior Creditor shall not demand, take, accept, or receive from or on behalf of CBI, Borrower or any Person that is a co-borrower with Borrower of the Obligations, or that has guaranteed the repayment of the Obligations or the performance by the Borrower of the terms and conditions of the Loan Documents in whole or in part or that has provided any letter of credit, pledge, financial instrument or other accommodation to Lender as security for or in support of the Obligations, any Permitted Payment:

(i) if any payment of principal or interest then due with respect to the Senior Obligations shall not have been paid to Senior Creditor in full; or

(ii) if after giving effect to such Permitted Payment the remainder of the Borrowing Capacity less the aggregate amount of all Obligations then outstanding would not exceed One and 00/100 Dollar ($1.00) (as determined on a pro forma basis); or

(iii) if after giving effect to such Permitted Payment a Default or Event of Default would occur (as determined on a pro forma basis); or

(iv) during any period in which a Default or Event of Default has occurred and is continuing.”

8. Definitions. The Definitions Schedule is hereby amended as follows:

(a) Borrowing Base. Clause (ii) of paragraph (b) of the definition of “Borrowing Base” contained in the Definition Schedule is hereby deleted in its entirety and replaced with “(ii) Four Million and 00/100 Dollars ($4,000,000.00);”.

(b) Southern Wine & Spirits Concentration; Eligible Receivables. The reference to “forty percent (40.0%)” in subclause (x) of clause (i) of the definition of “Eligible Receivable” contained in the Definition Schedule is hereby deleted in its entirety and replaced with “forty five percent (45.0%)”.

9. Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Credit Agreement described above, and pursuant to Sections 3.4 and 10.9 of the Credit Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Term Loan in the amount of Twenty Five Thousand and 00/100 Dollars ($25,000.00), and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Agreement. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 9, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Effective Date of this Amendment the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

10. Effective Date. This Amendment shall be effective as of August 7, 2013.

11. Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Credit Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Credit Agreement or any or any other Loan Document. From and after the effective date of this Amendment, whenever the Credit Agreement is referred to in the Credit Agreement or in any of the other Loan Documents, it shall be deemed to mean the Credit Agreement as modified by this Amendment.

12. Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Credit Agreement, the Revolving Credit Note and each Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

13. No Other Events of Default. Borrower hereby represents and warrants that upon giving effect to the terms and provisions of this Amendment no default or Event of Default shall have occurred and be continuing under the terms of the Credit Agreement.

14. Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

15. Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

KELTIC FINANCIAL PARTNERS II, LP
By: Keltic Financial Services, LLC, its general partner
By: /s/ Oleh Szcaupak
Name: Oleh Szcaupak
Its: Executive Vice President
Date: August 7, 2013

BORROWER:

CASTLE BRANDS INC.

By: /s/ Alfred J. Small
Name: Alfred J. Small
Its: Chief Financial Officer

Date: August 7, 2013

CASTLE BRANDS (USA) CORP.

By: /s/ Alfred J. Small
Name: Alfred J. Small
Its: Chief Financial Officer

Date: August 7, 2013